Exhibit 99

By Electronic Delivery to: vernon.hirata@territorialsavings.net

April 3, 2014

Mr. Vernon Hirata

Vice Chairman, Co-Chief Operating Officer

  and Secretary

Territorial Bancorp Inc.

1132 Bishop Street, Suite 2200

Honolulu, Hawaii 96813

Re:	Territorial Bancorp Inc. (the “Company”)

Nasdaq Symbol: TBNK

Dear Mr. Hirata:

I am following up on our recent telephone conversation in which I explained that since your Company has not yet filed its Form 10-K for the period ended December 31, 2013 (the “Filing”), it no longer complies with our Listing Rules (the “Rules”) for continued listing.1 Under our Rules the Company now has 60 calendar days to submit a plan to regain compliance and if we accept your plan, we can grant an exception of up to 180 calendar days from the Filing’s due date, or until September 29, 2014, to regain compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an exception. The fee for the compliance plan review is $5,000.2 Please submit your non-refundable Compliance Plan Review fee in accordance with the instructions provided on the attached “Check Payment Form”.

In determining whether to accept your plan, we will consider such things as the likelihood that the Filing, along with any subsequent periodic filing that will be due, can be made within the 180 day period, the Company’s past compliance history, the reasons for the late Filing, other corporate events that may occur within our review period, the Company’s overall financial condition and its public disclosures. Please note that any subsequent periodic filing that is due within the 180 day exception period must be filed no later than the end of the period. Therefore, it would be helpful if your plan addresses each of these points. 3

Please email your plan to me at una.hahn@nasdaqomx.com no later than June 2, 2014. After we review the plan, I will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel.4

[1]	Listing Rule 5250(c)(1). For online access to all Nasdaq Rules, please see “Nasdaq Reference Links,” included with this letter.
[2]	Listing Rule 5810(c)(2).
[3]	For additional information with respect to compliance plans please see attached “Nasdaq Reference Links” when preparing your plan of compliance. This attachment includes links to the Frequently Asked Questions section relating to continued listing.
[4]	See Listing Rule 5815(a).

The NASDAQ Stock Market LLC • 805 King Farm Blvd. • Rockville, MD 20850 • USA • www.nasdaqomx.com

Mr. Vernon Hirata

April 3, 2014

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement by issuing a press release disclosing receipt of this letter and the Nasdaq Rule(s) upon which it is based.5 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.6 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. For your convenience attached is a list of news services. Please note that if you do not make the required announcement trading in your securities will be halted.7

In addition, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at https://listingcenter.nasdaqomx.com. The Company will be included in this list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company’s non-compliance will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

Finally, even though the Company has not filed its periodic report it is still required to provide us with the number of shares issued and outstanding at the end of each quarter. We would appreciate receiving this information electronically via the “Shares Outstanding Change Form,” which can be completed electronically through the NASDAQ OMX Listing Center located at https://listingcenter.nasdaqomx.com. In order to complete the Form, you will need to log in to the Listing Center or create an account, if you do not already have one. Once you are logged in, you will need to enter either your Central Index Key (CIK) code or CUSIP number to complete your submission. This form should be submitted electronically to us no later than seven days from receipt of this letter. If necessary, the Company may provide us with an estimated number.

[5]	Listing Rule 5810(b).
[6]	The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at www.NASDAQ.net.
[7]	Listing IM-5810-1.

Mr. Vernon Hirata

April 3, 2014

If you have any questions, please do not hesitate to contact me, at +1 301 978 8033.

Sincerely,

/s/ Una Hahn
Una Hahn
Listing Analyst
Nasdaq Listing Qualifications

Enclosures